EX-10.78.07

MANAGEMENT AGREEMENT
(Lexington Gardens Assisted Living Community)

THIS MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of the 5th day of August, 2010 (the “Effective Date”), by and between BRE/SW LEXINGTON GARDENS LLC, a Delaware limited liability company (“Owner”), and EMERITUS CORPORATION, a Washington corporation (“Manager”) in connection with the Facility (as defined below).

WITNESSETH THAT:

WHEREAS, as of the date hereof, Owner has acquired the assisted living facility known as “Lexington Gardens Assisted Living Community” located at 190 McSwain Dr., West Columbia, SC 29169 (“Facility”). For purposes hereof, references to the “Facility” and/or to the type of services provided at the Facility and/or the type of residents served at the Facility shall be deemed, whether or not specifically stated herein, to include (i) the assisted living beds/units located in the Facility and/or (ii) any independent living units located in the Facility and/or (iii) any memory care beds/units located in the Facility and, in each case, the services provided to the residents of all of such units, as applicable.

WHEREAS, in connection with the ownership of the Facility, Owner desires to engage Manager as its property manager for the Facility pursuant to the terms hereof.

WHEREAS, Manager is the licensed operator of the Facility.

NOW, THEREFORE, in consideration of the promises and the respective undertakings of the parties hereinafter set forth, it is hereby agreed as follows:

AGREEMENT

The parties agree as follows:

1. Retention of Services

1.1. Retention

Subject to the terms and conditions contained herein, Owner hereby retains and engages Manager, as Owner’s exclusive agent for these purposes, to supervise, manage, operate, lease, and maintain the Facility in the name and for the account of Owner. Manager accepts such retention and engagement and agrees that, as the licensed operator of the Facility it shall have ultimate responsibility for the care provided at the Facility and for the compliance of the Facility with applicable law. Manager further agrees that, to the extent not inconsistent with the terms and conditions hereof or with Manager’s status as the licensed operator of the Facility, it shall comply with such written instructions as may from time to time be given by Owner. In furtherance and not in limitation of the foregoing, Manager agrees to be bound by the following general operating covenants:

(a)	Manager will perform the duties and responsibilities of Manager as set forth in this Agreement;

(b)	Manager will use its Best Efforts (as defined in Section 4.1 hereof) to supervise and direct the management and operation of the Facility in a cost-effective and efficient manner; and

(c)	Manager will consult with Owner and keep Owner advised of all major policy matters relating to the Facility.

Provided, however, although ultimate responsibility for the day to day operations at the Facility will be and remain with Manager, Owner shall retain sole ownership of, and nothing herein shall be construed to give Manager any interest in (other than such limited rights to possession or use as may be required to allow Manager to perform its obligations under this Agreement): (i) the Facility; or (ii) any assets (including, without limitation, any furnishings, fixtures, trade fixtures, equipment, supplies, consumables, inventories, tangible and intangible personal property, accounts and accounts receivable, Resident Agreements and other contracts or agreements relating to the Facility, and insurance and condemnation proceeds) necessary or convenient to the ownership, use, and operation of the Facility and acquired with Owner’s funds or revenues of the Facility. Except as otherwise specifically provided herein, all expenses incurred by Manager in the operation and management of the Facility in accordance with this Agreement, including without limitation Manager’s Fee (as defined below), but specifically excluding any expenses incurred by Manager in the event it has liability to Owner under the indemnity provisions of this Agreement, shall be paid from revenues of the Facility or from the funds deposited by Owner in the Facility’s Operating Account pursuant to Section 6.2(f).

1.2.           Services

The management services to be provided by Manager with respect to the Facility are as follows:

(a)
Manager shall enter into agreements with the residents of the Facility (the “Resident Agreements”) and other agreements (the “Leases” and together with the Resident Agreements, the “Occupancy Agreements”), if any, for the use or occupancy of space in the Facility (whether by residents, licensees, concessionaires, permissive use arrangement, subtenants, or otherwise) and perform, as and when due, the duties and responsibilities imposed on Manager under the terms thereof;

(b)
Manager shall comply with the annual budgeting process as set forth more fully in Section 3, shall conduct the ongoing operation of the Facility in compliance with the Approved Annual Budget (as defined below) subject to such deviation therefrom as may be authorized under Section 3 and shall diligently monitor the Facility’s profitability;

(c)
Manager shall develop and implement such operational policies and procedures as may be necessary to ensure the ongoing licensure of the Facility and for the efficient and effective operation thereof and shall from time to time during the term hereof develop such new policies and procedures as shall be reasonably necessary to ensure the establishment and maintenance of operations standards appropriate for the nature of the Facility, all with the goal of meeting the requirements of Section 4 with respect to the compliance of the Facility with applicable law and third party payor reimbursement programs;

(d)
Manager shall develop and implement an assisted living program approved by Owner for the Facility, which shall include the use of a Resident Agreement in the form provided by Manager to Owner, reflecting rates which are consistent with those set forth in the Approved Annual Budget, and quality assurance monitoring with respect to the Facility’s compliance with all applicable laws, statutes, regulations, ordinances, rules, requirements (including, without limitation license and permit requirements), and guidelines of any governmental or quasi- governmental authority, and their designated agents, lawfully asserting jurisdiction with respect to an assisted living facility as well as compliance with all public and private programs through which the Facility receives payment, reimbursement, or other compensation for services provided by or at the Facility, and Manager covenants that Manager shall use its Best Efforts to avoid citations or complaints by any such governmental authority, or any resident or resident’s family member, with regard to patient care or the operation and maintenance of the Facility;

(e)	Manager shall provide services necessary to promote customer, resident, and employee satisfaction;

(f)	Manager shall develop and implement a system for the diligent monitoring and assurance of physical plant maintenance and housekeeping at the Facility;

(g)	Manager shall develop, implement and diligently monitor marketing plans and marketing materials for the Facility;

(h)
Manager shall provide human resources functions, to include, without limitation, implementation and oversight of policies and procedures that ensure compliance with all applicable federal, state, and local laws pertaining to employment taxes, workers’ compensation, and other employment-related matters, including, without limitation, diligent guidance and support relative to all employee issues;

(i)
Manager shall provide the accounting function to the Facility, which function shall include without limitation: (i) collecting revenues (including, without limitation, Gross Operating Revenues (as defined below)) generated by or in connection with the operation of the Facility, including issuing bills and collecting accounts and monies owed for goods and services furnished to the Facility, including, but not limited to, enforcing the rights of the Facility as a creditor under any contract to which Manager may be a party in connection with the operation of the Facility or in connection with the rendering of any services, (ii) establishing and maintaining bank accounts at such financial institutions, in such names, and with such restrictions on withdrawals, as shall be expressly approved by Owner (collectively, the “Operating Account”), into which Operating Account Manager covenants to deposit all such revenues, as well as any funds provided by Owner pursuant to Section 6.2(f), (iii) establishing the schedules of recommended charges, including special charges for services rendered to the residents at the Facility, (iv) preparing and filing any required cost reports, if and to the extent the Facility participates in Medicare and/or Medicaid and (v) providing, using generally accepted accounting principles (“GAAP”), the general ledger, accounts receivable, accounts payable, and payroll functions, as well as financial statements and data processing in accordance with Section 4, below;

(j)
Notwithstanding any other provision of this Agreement to the contrary, Manager shall operate the Facility in accordance with and in compliance with all terms and conditions of any loan or other financing arrangement of Owner with respect to the Facility (“Owner’s Loan”), including all obligations to insure the Facility and the operation of the Facility thereon;

(k)
Manager shall manage the Facility and oversee all related operations, including transportation services, in accordance with all applicable laws and regulations. Manager shall use its Best Efforts to permit no act or omission which results in any loss, suspension, revocation, de-licensure, or discipline actions or fines against the Facility, Manager or Owner;

(l)
Manager shall purchase supplies and non-capital equipment needed to operate the Facility within the budgetary limits set forth in the Approved Annual Budget. In purchasing said supplies and equipment, if possible, Manager shall take advantage of any national or group purchasing agreements to which Manager may be a party and of all discounts available thereunder.

All of the costs incurred by Manager in providing the services contemplated by this Agreement shall be paid from funds in the Facility’s Operating Account.

1.3. Term

The term of this Agreement (“Term”) shall be for one (1) year, commencing on the Effective Date, and thereafter, the Term shall be automatically renewed for successive one (1) year periods, upon all of the same terms and conditions as are in effect during the then current term of the Agreement, unless (i) notice of non-renewal is given by either party ninety (90) days prior to the expiration of the then current term, or (ii) otherwise cancelled pursuant to Section 6 of this Agreement.

2. Manager’s Compensation

(a)As compensation for the services to be rendered by Manager during the term of this Agreement, Manager shall be paid a monthly management fee (“Fee”) equal to five percent (5%) of the Gross Operating Revenues of the Facility, actually collected for such calendar month. “Gross Operating Revenues” shall include all payments received in connection with Occupancy Agreements or other payments for the use or occupancy of space in the Facility (whether by residents, licensees, concessionaires, permissive use arrangement, or otherwise), including, without limitation, any such payments received pursuant to any sublease or assignment of Occupancy Agreements, any lease, license, concession, or other permissive use arrangement; all payments made by any third-party payors under any third-party payor program (including, without limitation, to the extent applicable to the Facility, Medicare, Medicaid (however denominated under State law), CHAMPUS, Blue Cross and/or Blue Shield, managed care plans, or other private insurance plans or employee assistance programs), parking revenues, income from vending machines, photocopy machines, and other such devices, late charges, interest on past due rentals, payments under any licenses, concessions, or other agreements for advertising signs, telecommunications services, antennas, or disks, all lease modification, amendment, surrender, or cancellation payments, all proceeds in lieu of rental revenues from any business interruption insurance policies; all escalation payments; and all payments made by residents, or other users of the Facility for extra services, including, without limitation, the use of any personal property used in connection with the Facility and the provision of any healthcare or other personal services. For the avoidance of doubt, the parties acknowledge and agree that the “Gross Operating Revenues” of the Facility shall not include income derived from interest on investments or otherwise (except for business interruption insurance proceeds as set forth above), proceeds of claims on account of insurance policies, abatement of taxes awards arising out of takings by eminent domain, discounts and dividends on insurance policies, sale or refinancing proceeds, monies paid for capital expenditures, all purchase discounts, and security deposits.

(b) Payment of the Fee with regard to a given calendar month shall be made on the twenty-fifth (25th) day of such calendar month during the term, commencing with the calendar month in which Owner acquires the Facility, and may be paid even if the revenue from the Facility is insufficient to pay the other operating expenses of the Facility.

(c) Within twenty (20) days after the end of each fiscal year during the Term, Manager shall provide to Owner a year end reconciliation of the Fee for Owner’s review and approval, and to the extent such approved reconciliation discloses a discrepancy between the Fee owed to, and the Fee actually paid to, Manager, such discrepancy shall be paid to Manager, or reimbursed to Owner, as the case may be, within five (5) days after such reconciliation is approved by Owner.

3. Annual Budget

3.1.Preparation of Budget; Contents

Within ninety (90) days of Owner’s acquisition of the Facility, with respect to the balance of calendar year 2010 and, at least forty-five (45) days prior to the first day of each calendar year thereafter during the Term, Manager shall prepare and submit to Owner for its approval, a detailed line item budget (the “Annual Budget”) which shall be in a form and with content acceptable to Owner. The Annual Budget shall include, among other matters, anticipated income, expenditures (including capital expenditures and any corresponding capital expenditure budget), leasing/room rates for Facility beds/units and reserves for such year. The Annual Budget shall not contain expenses or allocations for home office expenses, general corporate or administrative charges, or payroll or other accounting expenses, or any other costs or expenses for which Manager is not entitled to reimbursement hereunder. The Annual Budget shall include a separate line item specifically identifying all fees payable to Manager and any Affiliate of Manager, with respect to the Facility, including any fees payable under this Agreement.

3.2. Approval of Budget

Manager may proceed in accordance with the Annual Budget only if the same is approved by Owner in accordance with the provisions hereof. Upon the receipt of the proposed Annual Budget from Manager, Owner shall have thirty (30) days to approve or disapprove in writing (specifying with reasonable particularity the reasons for such disapproval) the Annual Budget. If Owner does not approve the Annual Budget in writing within this thirty (30) day period, then the submitted Annual Budget shall be deemed disapproved. The Annual Budget or a revision thereof shall be deemed finally approved by Owner only if it is approved in writing by Owner. Owner’s approval shall not be unreasonably withheld. Within ten (10) days of receiving a written response from Owner disapproving (with reasons) the Annual Budget (the “Response”), Manager shall re-submit a revised Annual Budget to Owner addressing the concerns of Owner contained in the Response. Owner shall thereafter have ten (10) days to approve the Annual Budget, and if not approved or disapproved within such time period, such proposed Annual Budget shall be deemed provisionally approved. Manager and Owner shall continue with this process until the Annual Budget is finally approved. As used herein, the “Approved Annual Budget” means (A) the Annual Budget for the then current year as approved by Owner in accordance with the provisions of this Section 3.2 or (B) if the Annual Budget for the then current year has not yet been so approved by Owner, then during the interim period until such time as Owner approves the Annual Budget for such year, a temporary Annual Budget shall take effect which shall be equal to the prior year’s approved Annual Budget increased by five percent (5%) for all line items, except for taxes, insurance premiums and utilities included in the prior year’s approved Annual Budget, each of which shall equal the amount actually incurred for each such item.

3.3.Obligation and Authority to Implement Budget

Manager shall implement the Approved Annual Budget in accordance with the foregoing provisions and shall be authorized, without the need for further approval by Owner, to make the specified expenditures and incur the specified obligations provided for in the Approved Annual Budget (but only if (a) the entry into any agreement provides for a term of less than three (3) months, unless terminable by Manager without cause or penalty upon thirty (30) days’ notice to the other party), (b) the specified expenditure or obligation is for a sum less than Fifty Thousand Dollars ($50,000) (and a series of related expenditures for amounts less than $50,000 shall be construed as a single agreement for purposes of this subsection (b)), and (c) Manager acts in strict conformance with the Approved Annual Budget in all respects (including the nature, amount and timing of each such expenditure or obligation) except as provided in Section 3.4 below, and subject to the other provisions of this Agreement). The Manager shall use diligent efforts to keep the Owner fully informed regarding all material matters relating to the Facility and its operations and assets (and such other specific matters as the Owner may reasonably request from time to time) and shall so consult on a monthly basis and at all reasonable times requested by the Owner. In addition, the Manager shall, and shall cause any party retained by it or its Affiliates to implement the matters set forth in any approved Annual Budget to periodically consult with the Owner regarding the implementation of the Approved Annual Budget.

3.4.Permitted Deviations from Budget

Any deviation from or expenditure inconsistent with the Annual Budget (or the entry into any agreement requiring such deviation or expenditure) shall require the prior written approval of Owner. The consent of Owner to an expenditure payable to an unrelated third party exceeding the amount specified for such expenditure in the Annual Budget shall not be required in any of the following circumstances: (a) Manager, in its reasonable judgment, deems there to be an emergency requiring such expenditures to effectuate immediate action necessary for the protection of the assets of the Facility or to avoid property damage or personal injury or to preserve the well being of residents in the Facility or to avoid impairment of the Facility operating licenses, (b) such expenditure would not cause the aggregate amount of the expenses (excluding the expenses described in clause (c) below) within the Annual Budget to exceed 105% of the entire amount of budgeted expenses (excluding the expenses described in clause (c) below) in the Annual Budget (taking into account the amounts expended to date and reasonably anticipated expenses); or (c) expenditures for real property taxes and assessments and utilities. The provisions of clause (b) above are intended to be in lieu of any contingency category that covers, in whole or in part, costs of the types described in any of the other categories under the Annual Budget (so that excess costs in a specific category might be covered by such contingency category) and accordingly, there shall be no such contingency line item in the Annual Budget; the provisions of clause (b) above are not intended, however, to be in lieu of a contingency category for unanticipated costs that are not of the types described in other categories under the Annual Budget. Notwithstanding the foregoing, if the Manager reasonably believes that any Annual Budget excess related to variable expenses shall be corrected prior to the end of the applicable fiscal year, or that such excess is proportionately offset by non-forecasted revenue gains (without any decrease in applicable profit margins), then such excess shall not be considered for the purposes of Default under this Agreement until such fiscal year is concluded and reconciled. In the event the reconciliation demonstrates that the Annual Budget excess related to variable expenses was corrected prior to the end of the such fiscal year, or was proportionately offset by non-forecasted revenue gains (without any decrease in applicable profit margins), then any penalty or default under this Agreement related to such excess shall be waived by Owner. Manager shall promptly notify Owner, both by telephone and in writing, of each permitted Budget deviation made pursuant to this Section 3 and shall promptly supply Owner with such information with respect thereto as Owner may reasonably request.

4. Duties of Manager

4.1.General Duty and Relationship

Manager shall use its Best Efforts (as hereinafter defined) in the management and operation of the Facility to be in compliance with all applicable statutes, regulations, ordinances, rules, requirements (including, without limitation license and permit requirements), and guidelines of any governmental or quasi-governmental authority, and their designated agents, lawfully asserting jurisdiction with respect to the Facility as well as compliance with all public and private programs through which Owner, or Manager on behalf of Owner, receives payment, reimbursement, or other compensation for services provided by or at the Facility and otherwise consistent with similarly situated assisted living facilities of comparable standard. Manager further covenants that Manager shall use its Best Efforts to avoid citations or complaints by any such governmental authority, or any resident or resident’s family member, with regard to patient care or the operation and maintenance of the Facility, including any citations or complaints which results in a loss, suspension, revocation, de-licensure, or other disciplinary action or fines against the licensee or the Facility. As used in this Agreement, “Best Efforts” shall mean diligent efforts consistent with reasonable business judgment and prevailing commercial practices of institutional property managers that manage properties similar to the Facility in the same market area as the Facility. Except to the extent required to perform its duties under this Agreement or by applicable law or pursuant to court order or judicial process, Manager shall not reveal or give out any information in connection with the Facility, the Resident Agreements or the accounts of the Facility to any person without obtaining Owner’s prior written authorization, which shall not be unreasonably withheld.

4.2. Books and Records

Manager shall maintain records, books and accounts with respect to the management and operation of the Facility and shall retain those records during the Term and, to the extent the subsequent licensed operator of the Facility elects not to take possession of the same upon termination of the Term, for a period of three (3) years thereafter. Manager shall maintain all required records pertaining to the care of individual residents in accordance with all pertinent requirements with respect to maintaining the privacy of such records of care provided to the individual residents under applicable state law as well as Federal Law, including, but not limited to, the Privacy and Security rules in the Federal Health Insurance Portability and Accountability Act of 1996 (collectively, the “Patient Confidentiality Laws”). Subject to the requirements of the Patient Confidentiality Laws, Owner shall have the right, during Manager’s normal business hours, to inspect and copy such records and audit the monthly reports required by Section 5.6 hereof. Such books and records will include all canceled checks (if canceled checks are provided by the bank to Manager), a separate set of books and records relating to the operation of the Facility maintained on a cash and accrual basis, and monthly summaries of all accounts receivable and accounts payable (to be delivered no later than fifteen (15) days after each month). Manager will hold all such files, books, records and checks (the “Records”) in a secure location and separate from records relating to other purposes.

Subject to the requirements of the Patient Confidentiality Laws, during the Term, Owner and its agents, representatives, employees, and auditors may, at such reasonable times as Owner may determine, inspect, audit, and copy any of the Manager’s records, files, reports, and related materials pertaining to the Facility or to Manager’s performance under this Agreement. If an audit by Owner discloses any sum due Owner by Manager or any overpayment to Manager, Manager will promptly reimburse Owner for any amounts due. If the audit discloses a shortfall variance of more than five percent (5%) in the aggregate of amounts due Owner by Manager, Manager will bear the reasonable cost of the audit. Otherwise, the audit will be at Owner’s expense.

4.3. Employment of Personnel

Manager shall use its Best Efforts to have in its employ at all times a sufficient number of capable employees to enable it to properly, adequately, safely and economically manage, operate, maintain and account for the Facility. Subject to the foregoing, all matters pertaining to the employment, supervision, compensation, promotion and discharge of such employees are the responsibility of Manager, with respect to which Manager shall exercise reasonable care. Manager is in all respects the employer of such employees, including all on-site and certain off- site personnel. Manager shall negotiate with any union lawfully entitled to represent such employees and may execute in its own name, and not as agent for Owner, collective bargaining agreements or labor contracts resulting therefrom. Manager shall comply with all applicable laws and regulations having to do with worker’s compensation, social security, unemployment insurance, hours of labor, wages, working conditions and other employer employee related subjects. Manager represents that it is and will continue to be an equal opportunity employer and must advertise as such. Manager shall have the power to hire, discipline, dismiss or transfer the employees of the Facility, including, but not limited to, the administrator/executive director of the Facility; provided, however, Manager shall keep Owner reasonably informed with respect to the Manager’s desire to transfer or terminate the administrator/executive director, and shall consult with Owner with respect to the hiring of the position, it being understood, however, that any final decisions made in this regard shall be made by Manager. If Owner becomes dissatisfied with the performance of the administrator/executive director, Owner shall have the right to confer with representatives of Manager in charge of operating the Facility to express such dissatisfaction and to discuss the possible consideration of replacing the administrator/executive director or otherwise placing the administrator/executive director on a performance action plan; it being understood, however, that any final decisions made in this regard shall be made by Manager. All employment arrangements are therefore solely Manager’s responsibility and Owner shall have no liability with respect thereto. Nothing contained herein, however, shall be deemed to permit Manager to charge Owner, or to use the income of the Facility to pay, for the services of Manager’s employees (except to the extent provided in the Approved Annual Budget).

4.4.           Maintenance and Repairs

Manager shall make periodic inspections of the Facility, including, without limitation, the resident apartments, parking areas, and common areas, to determine necessary and appropriate repairs, maintenance and replacements. Manager shall keep and maintain the Facility in a good, orderly, clean, safe, sanitary and sightly condition and shall perform all repairs, maintenance and changes, do all decorating, and purchase all supplies, necessary, within the parameters of the Approved Annual Budget, for the proper operation of the Facility.

4.5. Financial Statements

Manager shall deliver or cause to be delivered to Owner statements as follows:

(a)	Annual unaudited financial statements (balance sheet and income statement) in a format acceptable to Owner within ninety (90) days of the end of the calendar year.

(b)
A monthly report (which shall include balance sheet, income statement, rent roll and a year-to-date operating statement) for each calendar month, certified to be true, accurate and complete in all material respects, and submitted to Owner within thirty (30) days of the end of each such calendar month (the “Periodic Report“). Each Periodic Report shall be in accordance with GAAP except for the manner in which they account for resident move in fees.

(c)
At Owner’s request, audited financial statements (balance sheets and income statements) audited by the “Facility’s Accountants” (i.e., KPMG or another independent nationally recognized accounting firm approved by Owner). Such audit by the Facility’s Accountants may be conducted at a level that consolidates the Facility with other similar properties managed by Manager and owned by affiliates of Owner. In addition, upon Owner’s request, Manager will deliver with the audited financial statements its forecasts or other analysis for the then current fiscal year.

All costs and expenses incurred in connection with the preparation of any statements, schedules, computations and other reports required under Sections 4.5(a) and (b) shall be borne by Manager. All costs of tax return preparation and audited financial statements pursuant to Section 4.5(c) shall be at Owner’s expense. Manager shall have no liability for errors in the financial statements prepared during the term of this Agreement which arise from errors in starting accounting balances created from the financial statements of the prior operator of the Facility.

4.6. Third Party Reports

Provided Owner has given reasonable prior written notice to Manager of such reporting requirements, Manager shall prepare all reports and financial statements required by any third party to which Owner is required by law or contract to report, including any lender or mortgagee under an Owner’s Loan, and deliver the same to Owner within a time period such that Owner will be able to satisfy its reporting obligations to such third party under the documents or regulations requiring such reporting, such as loan documents evidencing an Owner’s Loan. Additionally, Manager shall supply the information and reports required to prepare any other financial reports required by Owner in good faith. Any reports or financial statements required under this Section 4.6 that are in excess of those required under Section 4.5 shall be prepared at Owner’s expense.

4.7. Data Processing

Manager shall, at its own expense, directly or through an affiliate, provide the data processing required to maintain the financial, payroll, and accounting records of the Facility.

4.8. Health Care Licenses

The parties acknowledge and agree that as of the Effective Date, Manager has obtained all licenses and certifications, including, but not limited to, Medicare and Medicaid, if applicable, required for the lawful operation of the Facility. Manager shall use its Best Efforts to maintain all such licenses and certifications in full force and effect during the term of this Agreement.

4.9. Insurance

It is the intention of the parties hereto to secure the broadest and most cost-effective insurance available to cover Owner and Manager in the protection, operation and enhancement of the Facility, which is usually accomplished when both principal parties are insured under the same policies. In any event, such insurance shall, at all times, be required to satisfy the requirements of Owner’s Loan. Thus, Manager, Owner and Owner’s lenders are (1) to be included as insureds (or additional insureds in the case of a lender under an Owner’s Loan) under Owner’s general liability insurance obtained by Owner or, if requested by Owner, by Manager covering inherent and operational hazards associated with the management of the Facility, and (2) to receive a waiver, to the extent necessary, of all direct damage insurers’ rights of subrogation against Manager and Owner under all direct damage insurance policies covering the Facility. Manager shall not be required to obtain separate coverage except to the extent Manager is no longer covered under Owner’s policies, and in such event, any claims made under such Manager’s coverage shall include Owner as an additional insured and waive Manager’s insurer’s rights of subrogation against Owner where such waivers are possible.

All insurance policies required of either party under this Section 4.9 shall be maintained as an expense of the Facility (and not of Manager) and shall (1) be issued by reputable, financially sound companies licensed to do business in the state in which the Facility is located, and which have an A.M. Best rating of A-VIII, or better; and (2) require at least thirty (30) days’ unconditional notice to the other party of cancellation of coverage (except that ten (10) days’ notice of cancellation for non-payment of premium may be given). Owner’s or Manager’s, as applicable General Liability Insurance policy shall be endorsed to be primary insurance in its coverage of both parties, and any General Liability Insurance policy maintained separately by Manager shall be endorsed to be excess and non-contributory with policies carried by Owner.

Notwithstanding anything to the contrary contained in this Section 4.9, to the extent permitted by Owners’ Loan, the obligation to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Manager; provided, however, that the coverage afforded Owner and Owner’s lender will not be reduced or diminished or otherwise be materially different from that which would exist under a separate policy meeting all other requirements hereof by reason of the use of the blanket policy, and provided further that the requirements of this Section 4.9 are otherwise satisfied, and provided further that Manager maintains specific allocations acceptable to Owner.

Notwithstanding anything to the contrary herein, with the exception of losses, damages, liability or expenses incurred due to the gross negligence or willful misconduct of the other, neither Manager nor Owner shall assert against the other, and each does hereby waive with respect to each other, any claims for any losses, damages, liability or expenses (including attorneys’ fees) incurred or sustained by either of them on account of injury to persons or damage to property arising out of the ownership, operation and maintenance of the Facility to the extent that the same are covered by the insurance carried under this Section 4.9. Each party shall cause its respective insurance companies to waive subrogation against the other on account thereof.

5. Default

In the event that either party is in default of any of the obligations hereunder (the “Defaulting Party”), the other party (the “Non-Defaulting Party”) shall give the Defaulting Party written notice of such default (the “Notice of Default”). The Defaulting Party shall thereafter have ten (10) days after receipt of such written Notice of Default to cure a monetary default and thirty (30) days after receipt of such written Notice of Default to cure a non-monetary default, provided that if due to the nature of a non-monetary default the Defaulting Party cannot reasonably cure such default within such thirty (30) day period, then the Defaulting Party shall have such additional period of sixty (60) days to cure such default if the Defaulting Party commences the cure within said initial thirty (30) day period and thereafter diligently pursues the same to completion.

6. Termination Rights

This Agreement may be terminated and, except as to liabilities or claims of either party hereto which may have arisen before such termination, the obligations of Manager and Owner under this Agreement may be terminated, by mutual agreement of Manager and Owner or otherwise upon the written notice of the party terminating this Agreement to the other party, after the occurrence of any of the events described in this Section 6.

6.1. Termination by Owner

Owner may, at its option, terminate this Agreement at any time for any of the reasons set forth in Section 6.1(a) through 6.1(f):

(a) Default. Default by Manager under this Agreement and Manager’s failure to cure the same within the applicable cure period set forth in Section 5.

(b) Bankruptcy or Dissolution and Certain Other Events. The occurrence of any Bankruptcy/Dissolution Event with respect to Manager. For purposes of this Section 6.1(b), a “Bankruptcy/Dissolution Event with respect to Manager” shall mean the commencement or occurrence of any of the following: Manager shall apply for or consent to the appointment of a receiver, trustee, or liquidator of all or a substantial part of Manager’s assets, file a voluntary petition in bankruptcy, make a general assignment for the benefit of creditors, file a petition or any answer seeking reorganization or arrangement with creditors, or take advantage of any insolvency law, or if any order, judgment, or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Manager as bankrupt or insolvent or approving a petition seeking reorganization of Manager, or appointing a receiver, trustee, or liquidator with respect to all or a substantial part of Manager’s assets, and such order, judgment, or decree shall continue for any period of ninety (90) consecutive days.

(c) Suspension or Termination of Licensure. If any license for the operation for the Facility is suspended, terminated, or revoked for any reason other than a cause which is outside the control of Manager, or, to the extent applicable, the Facility is decertified from participation in Medicare or Medicaid, if applicable, and such suspension, termination, revocation, or involuntarily decertification shall continue in effect for a period of thirty (30) consecutive days after all appeals have been exhausted.

(d) Tortious Acts By Manager. Any act by Manager that constitutes fraud, willful misconduct or gross negligence.

(e) Casualty or Condemnation. In the event Owner permanently discontinues the operation of the Facility on account of damage to or destruction of, or a taking by (or sale under threat of) eminent domain of, a substantial part of the Facility or pursuant to Section 8.8.

(f) Termination Upon Transfer. If Owner sells or otherwise transfers its interest in the Facility, or if all of the membership interests in Owner are directly or indirectly sold to a third party.

6.2. Termination by Manager

Manager may, at its option, terminate this Agreement upon sixty (60) days’ notice with cause at any time, subject to providing notice to Owner as set forth below, and for any of the reasons set forth in Section 6.2(a) through 6.2(f):

(a) Default.                     Default by Owner under this Agreement and Owner’s

failure to cure the same within the applicable cure period set forth in Section 5.

(b) Suspension or Termination of Licensure. If any license for the operation of the Facility that has been issued in the name of Owner is at any time suspended, terminated, or revoked due to the fault of Owner and such suspension, termination or revocation shall continue in effect for a period of thirty (30) consecutive days after all appeals have been exhausted.

(c) Bankruptcy or Dissolution. The occurrence of any Bankruptcy/

Dissolution Event with respect to Owner. For purposes of this Section 6.2(c), a “Bankruptcy/Dissolution Event with respect to Owner” shall mean the commencement or occurrence of any of the following: if Owner shall apply for or consent to the appointment of a receiver, trustee, or liquidator of all or a substantial part of Owner’s assets, file a voluntary petition in bankruptcy, make a general assignment for the benefit of creditors, file a petition or any answer seeking reorganization or arrangement with creditors, or take advantage of any insolvency law, or if an order, judgment, or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating Owner as bankrupt or appointing a receiver, trustee, or liquidator of Owner with respect to all or a substantial part of Owner’s assets, and such order, judgment or decree shall continue in effect for any period of ninety (90) consecutive days.

(d) Termination Upon Transfer. If Owner sells or otherwise transfers its interest in the Facility, or if all of the membership interests in Owner are directly or indirectly sold to a third party.

(e) Casualty or Condemnation.                                                    Owner permanently discontinues the
operation of the Facility on account of damage to or destruction of, or a taking by (or sale under threat of) eminent domain of, a substantial part of the Facility or pursuant to Section 8.8.

(f) Insufficient Funds. The Facility is not generating sufficient revenue to pay the costs and expenses of the Facility, and there are insufficient funds in the Operating Account, and Owner fails, within ten (10) days after receipt of a written request from Manager, to place sufficient funds in the Operating Account, to pay same, provided that Manager gives at least thirty (30) days’ prior written notice of termination to Owner.

6.3. Effect of Termination

Termination of this Agreement shall terminate all rights and obligations of the parties hereunder, except for any provision of this Agreement which is expressly described as surviving any expiration or termination of this Agreement. Such termination, however, shall not terminate the rights and obligations of the parties (including any compensation due to Manager under Section 2 which accrued prior to the effective date of termination nor shall it prejudice the rights of either party against the other for any breach of this Agreement. Upon termination, the payment of any compensation to Manager shall be offset by any damages (including reasonable attorneys’ fees) incurred by Owner by reason of any act or omission by Manager that is a breach of this Agreement or constitutes gross negligence, willful misconduct, or fraud (as determined by final non-appealable decision of a court of competent jurisdiction). Upon termination of this Agreement, Owner, in its sole discretion, may select another entity to succeed Manager, subject to approval by any applicable regulatory authorities. Without limitation on the generality of the foregoing, provided Owner or Owner’s designee is duly licensed to operate the Facility as of the date on which this Agreement is terminated, either party’s termination of this Agreement in accordance with the terms hereof shall terminate any and all rights of Manager to act on behalf of or with respect to the Facility (and Manager shall, if Owner so requests, execute a notice to third parties, in form reasonably satisfactory to Owner, to the effect that Manager’s rights have been so terminated).

6.4. Final Accounting

Upon the expiration of the Term or any other termination of this Agreement as herein provided, Manager shall (a) deliver to Owner a final accounting within thirty (30) days of such expiration or termination; (b) surrender and deliver up to Owner possession of the Facility and all rents and income, including resident security deposits, of the Facility and other monies of Owner on hand and in any bank account as soon as reasonably practicable (but no later than five (5) business days after such termination or expiration); (c) deliver to Owner, as received, any monies due Owner under this Agreement but received after such termination as soon as reasonably practicable (but no later than two (2) business days after receipt); (d) deliver to Owner all materials and supplies, keys, contracts and documents, and such other accounting papers and records pertaining to this Agreement as Owner shall request as soon as reasonably practicable; (e) assign any right Manager may have in and to any existing contracts relating to the operation and maintenance of the Facility as Owner shall require as soon as reasonably practicable (but no later than five (5) business days after such termination or expiration); and (f)

deliver to Owner, or Owner’s duly appointed agent, all books and records, contracts, leases, resident’s agreements, receipts for deposits and unpaid bills relating to the Facility as soon as reasonably practicable (but no later than five (5) business days after such termination or expiration).

6.5. Cooperation

If at any time during the term of this Agreement, Owner, in its sole discretion, elects by written notice to Manager to become the licensed operator and, if applicable, Medicare and/or Medicaid certified provider of the Facility, Manager shall use its Best Efforts to assist Owner in its efforts to expeditiously apply for, acquire, and obtain and thereafter maintain, health care licenses required under applicable law for the operation of the Facility in the name of the Owner and shall keep Owner fully informed of all efforts and status of said applications. In such event, Owner and Manager will also enter into such amendments to this Management Agreement as may be reasonably necessary to allow Owner, rather than Manager, to be the licensed operator of the Facility.

In the event this Agreement is terminated, Manager shall reasonably cooperate with Owner to ensure that operational responsibility for the Facility is transferred to Owner or such other entity as may be designated by Owner, in each instance subject to either Owner or such transferee being duly licensed to operate the Facility upon termination of this Agreement; provided, however, in the event that neither Owner nor such transferee is not duly licensed by the date on which this Agreement terminates, then, to the extent required and permitted by applicable law, Manager shall enter into an interim operating agreement, on terms and conditions reasonably acceptable to Manager and either Owner or such transferee under which either Owner or such transferee shall be permitted to operate the Facility under Manager’s license until such time as a new license is issued to Owner or such transferee; provided, further, such interim operating agreement shall, at a minimum, include an appropriate indemnity to Manager from a creditworthy entity from any liability Manager may incur as a result of the operation of the Facility under its license. Without limitation of the foregoing, Manager shall, for a period of thirty (30) days after such expiration or termination, make itself reasonably available, at no cost to Owner, to consult with and advise Owner and/or the new licensee regarding the operation and maintenance of the Facility and the transfer of accounts and accounting systems.

7. Indemnification

Manager shall indemnify, defend and hold harmless Owner and its members, directors, officers and employees from any and all Claims sustained or incurred by or asserted against any one or more of them caused by the grossly negligent or willful misconduct or fraud of Manager or its agents or employees, or acts by Manager outside the scope of its authority under this Agreement. Owner agrees to indemnify, defend and hold harmless Manager and its shareholders, directors, officers and employees from any and all Claims sustained or incurred by or asserted against any one or more of them caused by the grossly negligent or willful misconduct or fraud of Owner or its agents (other than Manager) or employees or acts by Owner outside the scope of its authority under this Agreement. As used in this Section 7, “Claims” means any third party claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including attorneys’ fees and court costs (except to the extent covered by insurance carried or required to be carried by the indemnified persons pursuant to this Agreement). Notwithstanding any other provision of this Agreement to the contrary, each party’s obligation to indemnify, defend and hold harmless the other party shall survive termination of this Agreement.

8. Miscellaneous

8.1. Notices

All notices required or permitted hereunder shall be given in writing by actual delivery or by facsimile transmission, with a concurrent copy sent by certified U.S. mail, postage prepaid, addressed to the recipient as follows:

If to Owner: BRE/SW Lexington Gardens LLC
c/o The Blackstone Group
345 Park Avenue
New York, New York 10154 Attention: Mr. David Roth
Telephone:(212) 583-5885
Facsimile:(212) 583-5202

With Copies To: Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017 Attention: Gregory J. Ressa
Telephone:(212) 455-7430
Facsimile:(212) 455-2502

BRE/SW Lexington Gardens LLC c/o Emeritus Corporation
3131 Elliott Avenue, Suite 500 Seattle, Washington 98121

Attention: Eric Mendelsohn
Telephone:(206) 301-4493
Facsimile:(206) 357-7388

If to Manager: Emeritus Corporation
3131 Elliott Avenue, Suite 500 Seattle, Washington 98121 Attention: Eric Mendelsohn
Telephone:(206) 301-4493
Facsimile:(206) 357-7388

With Copy To: The Nathanson Group PLLC
600 University Street, Suite 2000 Seattle, Washington 98101 Attention: Randi S. Nathanson Telephone:(206) 623-6239

Facsimile: (206) 299-9335

or to such other address or to such other person as may be designated by notice given from time to time during the term hereof by one party to the other. Any notice hereunder shall be deemed given upon actual receipt by the intended recipient if delivered by hand or by a facsimile transmission of which receipt is confirmed the recipient telephonically, or five (5) business days after depositing with the U.S. Postal Service in the manner described above.

8.2. Attorneys’ Fees and Costs

In the event of a default hereunder which is not cured within any cure period provided for herein, if the nondefaulting party employs an attorney to enforce its rights hereunder, the defaulting party shall be liable for all reasonable attorneys’ fees, court costs, and other expenses incurred by the nondefaulting party regardless of whether a lawsuit is filed.

8.3. Assignment

Owner may assign all or part of this Agreement without the prior written approval of Manager to any third party purchaser of (i) the Facility or (ii) all of the membership interests in Owner, subject to Manager’s termination rights set forth in Section 6.2 above. Subject to the terms and conditions of Owner’s Loan, Manager may not assign its interest in this Agreement except to a wholly owned subsidiary of Manager. Notwithstanding anything in this Section 8.3, any assignment of interest must be in accordance with the terms and conditions of Owner’s Loan. This Agreement shall be binding upon and inure to the benefit of Owner and Manager, as well as to their respective successors and, to the extent permitted hereunder, their assigns.

8.4. Time of Essence

Time is of the essence of this Agreement. 8.5. Cumulative Remedies
The rights and remedies of the parties hereto shall not be mutually exclusive, i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provision hereof.

8.6. No Waiver

No waiver by either party of any default of the other party or of any event, circumstance or condition permitting a party to terminate this Agreement shall constitute a waiver of any other default of the other party or of any other event, circumstance or condition permitting such termination, whether of the same or of any other nature or type and whether preceding, concurrent or succeeding; and no failure on the part of either party to exercise any right it may have by the terms hereof or by law upon the default of the other party and no delay in the exercise of such right shall prevent the exercise thereof by the Non-Defaulting Party at any time when the other party may continue to be so in default, and no such failure or delay and no waiver of default shall operate as a waiver of any other default, or as a modification in any respect of the provisions of this Agreement. The subsequent acceptance of any payment or performance pursuant to this Agreement shall not constitute a waiver of any preceding default by a Defaulting Party or of any preceding event, circumstance or condition permitting termination hereunder, other than default in the payment of the particular payment or the performance of the particular matter so accepted, regardless of the Non-Defaulting Party’s knowledge of the preceding default or the preceding event, circumstance or condition, at the time of accepting such payment or performance, nor shall the Non-Defaulting Party’s acceptance of such payment or performance after termination constitute a reinstatement, extension or renewal of this Agreement or revocation of any notice or other act by the Non-Defaulting Party.

8.7. Approvals and Consents

Except as otherwise expressly provided herein, any approval or consent provided to be given by Owner hereunder shall not be unreasonably withheld but must be contained in a writing signed by Owner in order to be effective.

8.8. Condemnation

In the event that at any time or times prior to the termination of this Agreement, the Facility or any part thereof shall be condemned or shall be voluntarily sold (Owner hereby expressly reserving the right and power to do so, notwithstanding any other provision hereof) for a purpose for which the same could be acquired by the purchaser pursuant to eminent domain proceedings, then the interests of Manager hereunder in the portion or portions of the same so condemned or sold shall forthwith terminate, and all compensation and damages awarded or paid by reason of such condemnation or sale shall be paid and belong solely to Owner and, if and to the extent required, the residents shall be discharged, and the Facility shall be closed, in accordance with the requirements of applicable law. In the event that less than all of the real property then included in the Facility shall be so condemned or sold but such condemnation or sale shall injure the Facility to such extent that the remaining portion thereof cannot be made effectively usable for an assisted living facility, then either party may terminate this Agreement as to the Facility by written notice to the other party given within ten (10) days after the transfer of title to the condemning authority and the Facility shall be closed, in accordance with the requirements of applicable law. Unless this Agreement is terminated in its entirety due to casualty or condemnation, all of the terms and provisions hereof shall continue in full force and effect with respect to the remaining portion of the Facility.

8.9. Violations of Laws: Environmental Liabilities

If Manager obtains knowledge of any Violations of Laws (as hereinafter defined) or Environmental Liabilities (as hereinafter defined) relating to the Facility, Manager shall promptly advise Owner. “Laws” herein shall mean all federal, state, county and local governmental or municipal laws, ordinances, regulations, judgments, orders, rules and other such requirements, decisions by courts in cases where such decisions are binding precedents in the state in which the Facility is located, and decisions of federal courts applying the Laws of such state, at the time in question, including but not limited to all Environmental Laws (as hereinafter defined) and those pertaining to fair employment, fair credit reporting, health, safety, building code, rent control, taxes, equal access or fair housing, including, but not limited to, any law prohibiting, or making illegal, discrimination on the basis of race, sex, creed, color, religion, national origin, economic or governmentally subsidized status, or physical, mental or other disability or condition, and any labor laws. “Environmental Laws” herein shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq., Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq., Resource Conservation and Recovery Act of 1976, 42 U.S.C §6901 et seq., Clean Air Act, 42 U.S.C. §7401 et seq., Clean Water Act, 33 U.S.C. §1251, et seq., Safe Drinking Water Act, 14 U.S.C. §300f, et seq., Toxic Substances Control Act, 15 U.S.C. §2601, et seq., Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq., Atomic Energy Act of 1954, 42 U.S.C. §2014 et seq., and any similar federal, state or local Laws, and all regulations, guidelines, directives and other requirements thereunder, all as may be amended or supplemented from time to time. “Environmental Liabilities” herein shall mean conditions that involve the presence (whether actual or alleged) of any Hazardous Substance, conditions that are subject to any Environmental Laws, and all claims relating thereto. The term “Hazardous Substance” for purposes of this paragraph shall mean any flammable, explosive, toxic, radioactive, biological, corrosive or otherwise hazardous chemical, substance, liquid, gas, device, form of energy, material or waste or component thereof including, without limitation, all items now or hereafter listed, defined or regulated as a hazardous or toxic chemical, substance, liquid, gas, device, form of energy, pathogen, material or waste or component thereof by any federal, state or local governing body or agency having jurisdiction. “Violations of Laws” herein shall mean all written notices given by a governmental authority having jurisdiction over the Facility of an actual or alleged violation of any Laws and any violation of licensing statutes and administrative rules applicable to the Facility.

8.10. Severability

If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, by invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to the persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby; and, each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

8.11. Governing Law

This Agreement has been made and executed in, and shall be governed by the laws of, the State of New York.

8.12. CONSENT TO JURISDICTION

THE MANAGER HEREBY IRREVOCABLY SUBMITS AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT HAVING JURISDICTION OVER NEW YORK COUNTY, NEW YORK OR ANY COUNTY IN WHICH THE FACILITY IS LOCATED FOR ANY ACTION OR PROCEEDING TO
ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT. THE MANAGER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING.

THE MANAGER AGREES NOT TO INSTITUTE ANY LEGAL ACTION OR PROCEEDING AGAINST THE OWNER OR ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT OR PROPERTY OF THE OWNER, CONCERNING ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT OTHER THAN A STATE OR FEDERAL COURT HAVING JURISDICTION OVER NEW YORK COUNTY, NEW YORK.

THE MANAGER AND THE OWNER HEREBY CONSENT TO SERVICE OF PROCESS BY THE OWNER OR MANAGER IN ANY MANNER AND IN ANY JURISDICTION PERMITTED BY LAW. NOTHING HEREIN SHALL AFFECT OR IMPAIR THE MANAGERS’S AND THE OWNER’S RIGHT TO SERVE LEGAL PROCESS IN ANY MANNER PERMITTED BY LAW.

8.13. Operational and Property Reporting

Without prejudice to the other rights provided to Owner under this Agreement, Manager agrees to periodically (at least quarterly) provide Owner with information and reports regarding Manager’s operation and management of the Facility and the performance of its duties under this Agreement and with respect to renovations, alterations, general maintenance, repairs and development activities that Manager has engaged in or intends to engage in with respect to the Facility and its surroundings as set forth in this Agreement.

8.14. Headings

The article and section headings used in this Agreement are for convenience only, and the parties hereto agree that such headings are not to be construed to define, limit or extend the meaning of any part of this Agreement.

8.15. Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, binding on the parties, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. This Agreement may be delivered by facsimile or email transmission. This Agreement shall be effective if each party hereto has executed and delivered at least one counterpart hereof.

8.16. Entire Agreement

This Agreement contains the entire agreement between the parties hereto with respect to the matters herein contained, and any agreement hereafter made shall be ineffective to effect any change or modification, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the change or modification is sought.

[Signature Page Follows]

EXECUTED as of the first date first above written.

MANAGER:                                                      EMERITUS COPORATION,
A Washington corporation

By: /s/ Eric Mendelsohn
Name: Eric Mendelsohn
Title:  Senior VP – Corporate Development

OWNER:                                                      BRE/SW LEXINGTON GARDENS LLC,
A Delware limited liability company

By: /s/ Eric Mendelsohn
Name: Eric Mendelsohn
Title:  Senior VP – Corporate Development